Exhibit 10.3

[Unofficial English Translation]

TENANCY AGREEMENT

The Landlord: Mr. Chong Chun Cheong (Landlord)

The Tenant: Sino Daren Company Limited (Tenant)

Terms & Conditions:

1.

The Landlord leases 23A, 23/F, Wing Cheong Commercial Building, 19-25, Jervois Street, Sheung Wan, Hong Kong (the Property) to the Tenant for TWO years from 3rd April 2012 until 2nd April 2014. The monthly rent during this period is the sum of Fourteen Thousand Five Hundred Hong Kong Dollars. From 3rd April 2013 onwards, either the Landlord or the Tenant can terminate this Tenancy Agreement with TWO months’ notice.

2.

The Tenant cannot occupy any area other than the rented area stated in this Agreement. Upon the expiry of this Tenancy Agreement, the Tenant should provide a written notice indicating intention to stay or move-out ONE month in advance; otherwise the Tenant should compensate the Landlord with an amount equivalence to one month rent. If the Landlord wants to recover the Property, ONE month advance written notice is required.

3.

Rent is to be payable in advance on the first day of each rental period. The Landlord has the right to terminate this Tenancy Agreement if rent payment has been delayed for TEN days or more and notice of non-payment may also be displayed in public places inside the building where the Property is located.

4.

The Tenant should remove all personal items immediately after the termination of this Tenancy Agreement, the Landlord will sell all left-over items with witness after THREE days from the termination of this Tenancy Agreement.

5.

The Tenant should pay to the Landlord a rental deposit equivalence to TWO months’ rent, the sum of Twenty Nine Thousand Hong Kong Dollars only. Upon termination of this Tenancy Agreement and after vacation of the Property, the Landlord will return the rental deposit to the Tenant without any interest. If there is any outstanding payment owed by the tenant, the Landlord will deduce from this rental deposit.

6.

The Land Tax, Rates and Management Fee of the Property will be the responsibility of the Landlord. All utility charges including electricity, water supply, telephone and pumping will be the responsibility of the Tenant.

7.

The Property is solely used for commercial purposes. Storage of any dangerous goods or restricted items is strictly prohibited.

8.

No neon signage NOR washing hang-outs are allowed. The landlord disclaims all responsibility related to damage claim caused by signs nor washing hang-outs from any third party.

9.

The Tenant is not allowed to alter any petition or structure of the Property without agreement from the Landlord.

10.

The tenant should be responsible to repair any damaged facility inside the Property, including windows and pipes. The Tenant should take out insurance policies to protect himself against situation such as fire, storm, theft and accident. The Landlord bears no responsibility in this respect.

11.

No pet of any kind is allowed inside the Property.

12.

The Tenant should not stop the Landlord to inspect the state of the Property at appropriate times. The Tenant should allow the Landlord to arrange viewings, with appointments, within TWO months before the expiration of this Tenancy Agreement.

13.

The Tenant should reinstate the Property to her original move-in condition before vacation from the Property. There is NO air conditioning and NO boiler installed in the Property.

14.

There is electricity meter and water meter installed for the Property and they are properties of the Landlord.

15.

The Tenant has received SIX keys for the Property and these keys are to be return upon the expiration of this Agreement.

16.

This Tenancy Agreement has TWO copies. One copy for the Landlord and another copy with the Tenant. Stamp duty, legal costs and other related costs to execute this Agreement will be shared by both, Landlord and Tenant, in equal share.

Signing Date: 28th March 2012